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               EXHIBIT 11  - COMPUTATION OF NET INCOME PER SHARE
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
                                                        Quarter  Ended
                                                -----------------------------
                                                September 30,   September 30,
                                                     1995            1994
                                                --------------  -------------
                                                    (In millions except
                                                     per share amounts)
Primary:
  Average shares outstanding                        39.1              39.4
                                                   =====             =====
  Net income                                       $33.5             $28.8
                                                   =====             =====

  Net income per share - primary                   $ .86             $ .73
                                                   =====             =====

Fully diluted:
  Total primary average shares outstanding          39.1              39.4

  Dilutive stock options and employee stock
    purchase plan shares - based on treasury
    stock method using the greater of quarter-
    end market price or average market price          .1                .1

                                                   -----             -----
  Average fully diluted shares outstanding          39.2              39.5
                                                   =====             =====

  Net income per share - fully diluted             $ .86             $ .73
                                                   =====             =====